Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated July 28, 2006, accompanying the financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Immucor, Inc. on Form 10-K for the year ended May 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Immucor, Inc. on Form S-8, file numbers 33-131399, 33-41406, 333-49882, 333-62097, 333-90552, 333-109210, and 333-131902.

/s/ Grant Thornton LLP
Atlanta, Georgia July 28, 2006